                                                                    EXHIBIT 4(b)

[DUN & BRADSTREET LOGO]


Philip C. Danford                     1 Diamond Hill Road, Murray Hill, NJ 07974
Vice President & Treasurer                                          908-665-5033
                                                                Fax 908-665-5032


by fax: 212-552-5700

                                      April 10, 1997

Ms. Rana Khan
Chase Manhattan Bank
Agent Bank Services
1 Chase Manhattan Plaza. 8th Floor
New York, New York  10081


Dear Rana,


Please use this letter as notification of The Dun & Bradstreet Corporation election to reduce the outstanding commitments under Section 2.08 (c) of our $1,000,000,000 Credit Agreement dated August 30, 1996 and Section 2.08 (c) of our $200,000,000 Credit Agreement dated August 30, 1996. Specifically, we wish to reduce the commitments as follows:


                          Commitments            Amount            Commitments
                        Before Reduction      of Reduction       After Reduction
                         --------------       ------------        ------------
                         $1,000,000,000       $250,000,000        $750,000,000
                            200,000,000         50,000,000         150,000,000
                         --------------       ------------        ------------
Total                    $1,200,000,000       $300,000,000        $900,000,000


Under Section 2.08 (c) of the Credit Agreements, we are required to give at least three days notice. We request that the reduction be effective April 16, 1997. Please confirm your acceptance by return facsimile.

                                      Sincerely,

                                      /s/ Philip C. Danford

cc:   M. Benveniste
      H. Buckland
      L. Brown
      F. Colarusso